Exhibit 99.16

Champion Safe Showcases Premium Safes at Maricopa County Home Show

Scottsdale, AZ, Sept. 26, 2025 (GLOBE NEWSWIRE) — Champion Safe Company ( championsafe.com ), a premier manufacturer of high-security safes and a proud subsidiary of American Rebel Holdings, Inc. (NASDAQ: AREB), America’s Patriotic Brand, is showcasing its products this weekend at the Maricopa County Home Show at WestWorld in Scottsdale, AZ through its owned retailer, Arizona Safe Outlet ( arizonasafeoutlet.com ).

Champion Safe has a proven track record at this show, drawing strong sales and introducing its brand to thousands of homeowners, families, and professionals across the Valley who may not otherwise know the Champion, American Rebel, or Arizona Safe Outlet names. With an unmatched reputation for strength, design, and lasting value, Champion thrives at events like this where consumers can see, touch, and compare safes firsthand.

“Working consumer shows like this one is a key part of our outreach,” said Tom Mihalek, CEO of Champion Safe Company. “They let us demonstrate build quality, answer real-world questions on the spot, and show why our safes are truly ‘Overbuilt, Not Overpriced.’”

Beyond immediate sales, events like the Maricopa County Home Show play a vital role in Champion’s long-term growth strategy. By engaging directly with homeowners and builders, Champion can highlight not only its core line of gun, home, and business safes but also expand awareness of options such as vault doors — a fast-growing segment of the security market. The show provides a rare opportunity to connect face-to-face with decision-makers and future customers in an environment built for discovery.

Arizona Safe Outlet — The Valley’s #1 Destination for Safes

Arizona Safe Outlet, a Champion-owned retailer, is the go-to source for anyone in Arizona looking to secure their most important assets. Serving the entire Valley, Arizona Safe Outlet carries the full Champion lineup, offering everything from compact safes for homeowners to heavy-duty models designed for firearm collections, businesses, and custom security needs. With professional delivery and installation available, customers enjoy both convenience and confidence when investing in top-tier protection.

The excitement doesn’t stop at the Home Show. Shoppers can explore Arizona Safe Outlet’s showrooms year-round, where knowledgeable staff walk customers through options to find the perfect safe for their home, office, or business. Whether protecting firearms, safeguarding valuables, or adding peace of mind to a new build, Arizona Safe Outlet delivers the best selection, service, and expertise in the state.

Phoenix Showroom

17455 N. Black Canyon Hwy, Suite 102

Phoenix, AZ 85023

Phone: 602-595-3276

Hours: Mon–Fri 10am–6pm; Sat 10am–2pm; Sun Closed

Gilbert Showroom

792 N Gilbert Rd., Suite 104

Gilbert, AZ 85233

Phone: 480-659-5006

Hours: Mon–Fri 10am–6pm; Sat 10am–2pm; Sun Closed

For more information, visit arizonasafeoutlet.com

About Champion Safe Company

Champion Safe Co. has been at the forefront of safe manufacturing for over 25 years, providing high-quality safes engineered for ultimate security and fire protection . Built entirely with 100% American-made, high-strength steel , Champion Safes feature full length double steel doors and are backed by a lifetime warranty. Learn more at championsafe.com

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space.

Learn more at americanrebel.com

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story:

Contact Information

Investor Relations: ir@americanrebel.com

Media Inquiries

Monica Brennan: Monica@NewtoTheStreet.com

Matt Sheldon: Matt@Precisionpr.co 917-280-7329

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of show participation, actual revenues for fiscal 2025, our ability to effectively execute our business plan, and the Risk Factors contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.